BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

Certificate of Designation
Certificate of Amendment to Designation - Before Issuance of Class or Series
X Certificate of Amendment to Designation - After Issuance of Class or Series
Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

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|---|---|
| 1. Entity information: | Name of entity:<br>Regen Biopharma Inc.<br>Entity or Nevada Business Identification Number (NVID): NV20121260053 |
| 2. Effective date and time: | For Certificate of Designation or Amendment to Designation Only (Optional): Date: 03/17/2022 Time: 9:00 am<br>(must not be later than 90 days after the certificate is filed) |
| 3. Class or series of stock: (Certificate of Designation only) | The class or series of stock being designated within this filing:<br>Series A Preferred and Series M Preferred |
| 4. Information for amendment of class or series of stock: | The original class or series of stock being amended within this filing:<br>Preferred |
| 5. Amendment of class or series of stock: | Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br>X Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| 6. Resolution: Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>See attached |
| 7. Withdrawal: | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| 8. Signature: (Required) | X [signature] Date: 3/16/2022<br>Signature of Officer |

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

# CERTIFICATE OF DESIGNATION

# REGEN BIOPHARMA INC.

# ENTITY NUMBER: NV20121260053

Continued from page 1:

5,800,000,000 (five billion eight hundred million) shares Common stock

540,000,000 (five hundred forty million) shares Series A Preferred stock

60,000,000 (sixty million) shares Series M Preferred stock

20,000 (twenty thousand) shares Series NC Preferred stock

600,000 (six hundred thousand) shares Series AA Preferred stock

199,380,000 (one hundred ninety nine million three hundred eighty thousand) shares Undesignated Preferred stock

The Company's Total Authorized shares shall be 6,600,000,000 (six billion six hundred million)